FOR IMMEDIATE RELEASE

EXHIBIT 99.1

SmartPros Achieves Record Revenues and Operating Income for Year-End 2008

Net Revenue Up 20%, Operating Income Up 11%, over Fiscal 2007

Annual Meeting Set for June 16, 2009

FOR IMMEDIATE RELEASE -- HAWTHORNE, N.Y. -- March 10, 2009 -- SmartPros Ltd. (Nasdaq:SPRO), a leader in the field of accredited professional education and corporate training, today reported results for the fiscal year ending December 31, 2008. A conference call to discuss earnings is scheduled for Wednesday, March 11, at 8:45 a.m. ET.

For the year ending December 31, 2008 compared to 2007:

  Net revenue increased 20% to $18.26 million, compared to $15.2 million

  Operating income increased 11% to $1.3 million compared to $1.17 million

  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 17.2% to $2.24 million compared to $1.92 million

  Net income decreased 26% to $1.6 million, or $0.32 per diluted share, compared to $2.17 million, or $0.43 per diluted share (primarily due to the treatment of income taxes)

  Gross profit margins decreased to 57% compared to 61%

As of December 31, 2008, the Company had approximately $6.63 million in cash and cash equivalents, $5.6 million in deferred revenue, stockholders' equity of $12.1 million, and no debt.

“We are proud to have finished the year strong and are looking to carry that momentum into 2009,” said Allen Greene, Chairman and CEO of SmartPros. “We continue to show revenue growth year-over-year and our operating profits were at an all-time high. Further, we believe that operating profit and EBITA numbers provide the best comparative narration because it removes the influence of interest rates and the tax benefit treatment.”

“We started 2008 a bit behind as the fourth quarter of 2007 and the first quarter of 2008 were building quarters,” Greene added. “However, we made great strides in reducing expenses related to acquisitions cutting approximately $1 million in annualized expenses. This puts us in a solid position now and moving forward. The current economic climate is very challenging but we are cautiously optimistic. We anticipate that we will experience greater seasonality in our earnings for 2009 and beyond due to the fact that our Loscalzo subsidiary, which contributed greatly to revenues in 2008, primarily services the CPA community. Typically, most accountants are pre-occupied during the first quarter of the year with preparing tax return and related matters.”

SmartPros will host a teleconference tomorrow morning, Wednesday, March 11, beginning at 8:45 a.m. ET, and invites all interested parties to join management in a discussion regarding the company's financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing 1-800-240-8658. A replay of the call will be available on the company's Web site at http://ir.smartpros.com.

SmartPros has set April 17, 2009 as the record date for its Annual Meeting of Stockholders, which will be held at the Comfort Inn in Hawthorne, N.Y., on June 16, 2009.

Consolidated Balance Sheets
December 31,	2008	2007

Assets

Current Assets:
Cash and cash equivalents	$6,626,181	$10,072,338
Accounts receivable, net of allowance for doubtful accounts of $39,677 and
$39,842, at December 31, 2008 and 2007, respectively	3,114,139	1,964,483
Prepaid expenses and other current assets	249,281	237,097
Total Current Assets	9,989,601	12,273,918

Property and Equipment, net	607,988	630,857
Goodwill	3,394,329	145,684
Other Intangibles, net	4,500,639	3,296,538
Other Assets, including restricted cash of $150,000	155,613	154,673
Deferred Tax Asset	1,103,923	978,000
Investment in Joint Venture, at cost	23,890	-
	9,786,382	5,205,752
Total Assets	$19,775,983	$17,479,670

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$779,870	$786,781
Accrued expenses	1,294,042	419,886
Other liabilities	-	40,040
Deferred revenue	5,576,607	5,318,382
Total Current Liabilities	7,650,519	6,565,089

Long-Term Liabilities:
Other liabilities-net of current portion	-	40,041
Total Long-Term Liabilities	-	40,041

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $.001 par value, authorized 1,000,000 shares,
0 shares issued and outstanding	-	-
Common stock, $.0001 par value, authorized 30,000,000 shares,
5,324,316 shares and 5,304,698 shares issued as at December 31, 2008 and 2007	532	530
respectively, and 4,841,567 shares and 4,993,967 shares outstanding as at
December 31, 2008 and 2007, respectively
Common stock in treasury, at cost - 482,749 shares and 310,731 shares, respectively	(1,525,723)	(922,625)
Additional paid-in-capital	17,155,851	16,925,314
Accumulated deficit	(3,505,196)	(5,106,459)
	12,125,464	10,896,760
Deferred compensation	-	(22,220)
Total Stockholders' Equity	12,125,464	10,874,540
Total Liabilities and Stockholders' Equity	$19,775,983	$17,479,670

Condensed Consolidated Statements of Income
Years Ended December 31,	2008	2007

Net Revenues	$18,256,328	$15,204,506
Cost of Revenues	7,811,500	5,962,788
Gross Profit	10,444,828	9,241,718

Operating Expenses:
Selling, general and administrative	8,200,253	7,326,308
Depreciation and amortization	945,932	749,272
	9,146,185	8,075,580
Operating Income	1,298,643	1,166,138

Other Income (Expense):
Interest and dividend income, net	215,292	411,435
Loss from joint venture	(11,110)	-
	204,182	411,435

Net Income before Benefit for Income Taxes	1,502,825	1,577,573

Income Tax Benefit	98,438	590,792

Net Income	$1,601,263	$2,168,365

Net Income Per Common Share:
Basic net income per common share	$0.32	$0.44

Diluted net income per common share	$0.32	$0.43

Weighted Average Number of Shares Outstanding
Basic	4,938,548	4,924,098

Diluted	4,975,198	5,022,911

About SmartPros Ltd.

Founded in 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education and corporate training. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, financial services, banking, engineering, legal, ethics and compliance, and information technology. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM and video. Our subscription libraries feature hundreds of course titles and 2,300+ hours of accredited education. SmartPros' proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals serving more than one million ads and distributing more than 200,000 subscriber email newsletters each month. SmartPros' network of Web sites averages more than 450,000 monthly visits, serving a user base of more than 350,000 profiled members. Visit: www.smartpros.com

Safe Harbor Statement

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments, that the Company expects, believes or anticipates will or may occur in the future. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipates," "anticipate," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission. Specifically, results reported within this press release should not be considered an indication of future performance.

For More Information, Please Contact:

SmartPros Ltd.
Shane Gillispie
VP Marketing Services & eCommerce
914-752-4401
shanegillispie@smartpros.com